Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

RALEIGH, N.C., May 5, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today reported results for its first quarter ended March 31, 2009.

“As expected, the first quarter of 2009 became a very challenging quarter for Xerium and for our industry,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “The dramatic downturn in the paper markets is reshaping the industry’s landscape, underscoring the foresight of our preemptive moves taken in 2008 to aggressively reduce debt and re-align our operations consistent with our three step strategy. We are working with our customers to reduce our lead times and better manage inventories. Simultaneously, we continue to streamline our products and take a leadership role in delivering the innovations necessary to spur additional cost savings and bring greater value to paper processing.

“We are realistic about the many challenges we face during the deep downturn in our industry. Our financial planning reflects our belief that the bottom of this market will not occur until mid-2009, followed by a recovery that builds momentum by mid-2010. Our strategy for debt reduction remains paramount and we have continued to believe that we will exit 2009 stronger than when we entered it.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

•

During the quarter, the Company made principal long-term debt payments of approximately $21.5 million, which, along with offsetting currency effects, reduced total bank debt at March 31, 2009 to $609.3 million from $617 million at December 31, 2008. The $609.3 million balance includes $28 million borrowed under our line of credit in the first quarter of 2009.

•

Net interest expense decreased during the quarter by $9.2 million or 36.5% to $16.0 million, from $25.2 million in the first quarter of 2008. The decrease is primarily due to the change in fair value of interest rate swaps and favorable currency effects, offset by higher interest rates stemming from the amendment of the senior credit facility in May 2008. During the first quarter of 2008, hedge accounting under SFAS No. 133, was not applicable for the Company’s interest rate swaps in 2008 and the mark to market changes in their fair value of $12 million were recorded as non-cash charges to interest expense. Effective July 1, 2008, hedge accounting under SFAS No. 133 became applicable and the mark to market changes on the interest rate swaps were charged to accumulated other comprehensive income.

•

Net sales for the 2009 first quarter were $116.5 million, a 26.7% decrease from net sales for the 2008 first quarter of $159.0 million. Excluding currency effects shown in the table below, first quarter 2009 net sales decreased 18.3% from the first quarter of 2008, with a decline of 16.4% in the clothing segment and a decline of 21.9% in the roll covers segment. See “Clothing Segment Highlights and “Roll Covers Segment Highlights” for further discussion.

•	Gross margins declined to 38.0% in the first quarter of 2009 from 39.8% in the first quarter of 2008. The decline is primarily due to the impact of lower sales volumes in the roll covers segment.

•

Restructuring expenses are related to the Company’s long-term strategy to reduce production costs and improve long-term competitiveness by closing and/or transferring production from certain of its manufacturing facilities and through headcount reductions. During the first quarter of 2009, headcount reductions and facility and other costs were $1.3 million, which were almost entirely offset by a $1.2 million gain on the sale of Company’s Swedish roll covers facility.

•

Net loss for the first quarter of 2009 was $9.4 million or $0.19 per diluted share, compared to a net loss of $4.7 million or $0.10 per diluted share for the first quarter of 2008. The decrease is primarily a result of lower sales volumes in the first quarter of 2009 as compared with the first quarter of 2008, and the impact of a foreign exchange loss of $1.4 million, compared to a foreign exchange gain of $3.5 million in the first quarter of 2008, partially offset by lower operating expenses and the decrease in interest expense in the first quarter of 2009 due to the mark to market losses of $12 million in the first quarter of 2008 based on the loss of hedge accounting.

•

Net cash used by operating activities was $7.8 million for the first quarter of 2009, compared to net cash provided by operating activities of $29.8 million for the first quarter of 2008. The decrease is due to a decrease in the volume of business as a result of the effect of the global economic crisis on the paper industry and an increase in working capital, principally due to the payment of payables and accruals.

•

Adjusted EBITDA (as defined by the Company’s amended credit facility) was $20.2 million for the quarter, compared to $35.6 million in the first quarter 2008. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

In order to improve performance, the Company continues to target a reduction in days of receivables and increases in inventory turns and days of payables outstanding. During the 2009 first quarter, as compared with the 2008 first quarter, the Company reported that accounts receivables, as measured as a ratio of days of receivables, were 47 days compared to 65 days; inventory turns were 4.4 compared to 3.2; and days of payables were 61 days compared to 85 days.

•	Cash on hand at March 31, 2009 was $27.5 million, compared to $34.7 million at December 31, 2008, and $31.0 million at March 31, 2008.

•

Capital expenditures during the first quarter of 2009 were $7.0 million, compared to $12.1 million in capital expenditures in the first quarter of 2008. The Company expects 2009 capital expenditures to be approximately $30 million and that capital expenditure levels in 2010 will be comparable to those for 2009.

OTHER HIGHLIGHTS

•

As of March 31, 2009, the Company was in compliance with all of the financial covenants under its senior credit facility, including covenants requiring compliance with minimum interest coverage, fixed charge coverage ratios and maximum leverage ratios and plans to be in compliance of such covenants throughout 2009.

•

On March 27, 2009, the Company was notified by the New York Stock Exchange (NYSE) that it has accepted the Company’s plan for continued listing on the NYSE. As a result, Xerium’s common stock will continue to be listed on the NYSE during the compliance period, subject to quarterly reviews by the NYSE to monitor the Company’s progress against the plan. As a result of the NYSE’s acceptance of the plan, Xerium has 18 months from the original notification date on December 29, 2008 in which to regain compliance with the average market capitalization standard, subject to its compliance with the NYSE’s other continued listing requirements. With respect to the $1.00 minimum price standard, the Company initially had six months from the date of receipt of the notification from the NYSE to bring its share price and average share price over $1.00. However, the NYSE has suspended the $1.00 minimum price requirement through June 30, 2009. Once the NYSE reinstitutes the average share price standard, Xerium’s six-month compliance period will recommence, and the Company will have the remainder of the period in which to regain compliance with the standard. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards could result in the Company’s common stock being delisted from the NYSE.

•

The Company released $0.4 million in “trapped cash” during the first quarter of 2009. In the fiscal year 2008 the Company released $60.8 million in trapped cash. The Company currently defines “trapped cash” as the amount of working capital on its balance sheet that is in excess of 50 days of outstanding accounts receivable, 6 inventory turns, and 75 days of accounts payable outstanding.

•

The Company expects to incur additional restructuring expenses of approximately $4.0 million during 2009, primarily related to headcount reductions resulting from the integration of the regional management structure in North America and similar actions in Europe.

•	The Company reduced its workforce by approximately 270 employees during the first quarter of 2009, having reduced it by nearly 100 in the 2008 fiscal year.

SEGMENT INFORMATION

The following table presents net sales for the first quarter of 2009 and 2008 by segment and the effect of currency on pricing and translation on first quarter 2009 net sales:

(in millions):

	Net Sales Three Months Ended Mar. 31,		Decrease in net sales from Q1 2008 to Q1 2009	Decrease in Q1 2009 net sales due to currency translation*	Percent decrease in net sales from Q1 2008 to Q1 2009		**Change in Q1 2009 net sales due to currency effects on pricing	Percent decrease in net sales from Q1 2008 to Q1 2009 excluding effect of currency on pricing and translation
	2009	2008			Total	Excluding currency translation effect
Clothing	$77.8	$103.6	$(25.8)	$(13.6)	(24.9)%	(11.8)%	$4.8	(16.4)%
Roll Covers	38.7	55.4	(16.7)	(4.6)	(30.2)%	(21.9)%	—	(21.9)%
Total	$116.5	$159.0	$(42.5)	$(18.2)	(26.7)%	(15.3)%	$4.8	(18.3)%

*	Decrease in first quarter 2009 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the first quarter of 2008 from (ii) net sales for the first quarter of 2009 at the applicable average foreign currency exchange rate for the first quarter of 2009.
**	Change in the first quarter 2009 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CLOTHING SEGMENT HIGHLIGHTS

•

Clothing segment sales declined 24.9% in the first quarter of 2009 to $77.8 million from $103.6 million in the first quarter of 2008, primarily due to unfavorable currency effects of $13.6 million and decreased sales in Europe, and North and South America, partially offset by increased sales in Asia-Pacific. The decrease was partially offset by favorable currency effects on pricing of $4.8 million. Excluding the effects of currency, net clothing segment sales decreased approximately 16.4%.

•	Overall pricing levels in the clothing segment decreased approximately 1% during the first quarter of 2009, compared to the first quarter of 2008.

•	Clothing segment earnings were $17.6 million, compared to earnings of $23.9 million in the first quarter of 2008.

ROLL COVERS SEGMENT HIGHLIGHTS

•

Roll covers segment sales declined 30.2% to $38.7 million in the 2009 first quarter from $55.4 million in the 2008 first quarter. The decrease is primarily the result of decreased sales volumes in Europe and North America and unfavorable currency effects of $4.6 million.

•	Overall pricing levels in the roll covers segment increased approximately 1% during the first quarter of 2009, compared to the first quarter of 2008.

•	Roll covers segment earnings were $7.9 million, compared to earnings of $14.0 million in the first quarter of 2008.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Wednesday, May 6, 2009
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-762-8779
International Dial-In:	+1-480-629-9031

To participate on the call, please dial in at least 10 minutes prior to the scheduled start.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) we are subject to the risk of weaker economic conditions in the locations around the world where we conduct business, including without limitation the current turmoil in the global paper markets and the impact of the current global economic crisis on the paper industry and our customers; (ii) we may be unable to maintain compliance with the restrictive covenants in our credit facility and our ability to maintain compliance depends on our ability to achieve our financial forecasts, which are based on certain assumptions that may or may not materialize as we expect regarding (a) demand for paper products, (b) the level of paper production and inventories, (c) the number of mills producing paper, (d) the financial health of our customers, (e) the stability of product prices, (f) the strength of market acceptance of new products, (g) the absence of dramatic increases in commodity prices, (h) our ability to maintain hedge accounting for our interest rate swaps, (i) the beginning of an economic recovery in the global paper market in mid-2009, with the effect of increasing our revenues and profits, (j) the value of the Euro relative to the U.S. dollar increasing from its current level and (k) our ability to implement planned cost reductions, including postponing deliveries of ordered equipment; (iii) our strategies and plans, including, but not limited to, those relating to the decrease in our financial leverage, developing new products and enhancing our operational efficiencies may not result in the anticipated benefits; (iv) we may not achieve compliance with the NYSE continued listing standards; (v) our profitability could be adversely affected by fluctuations in currency exchange and interest rates; (vi) we may not be able to develop and market new products successfully;(vii) we may not be successful in competing against new technologies developed by competitors; (viii) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (ix) we may not have sufficient cash to fund our operations should the current conditions in the global paper market continue or worsen over time; (x) there can be no assurance that in future periods we will be able to assert that the hedge transactions are probable of occurring, and thus there can be no assurance that the interest rate swaps will continue to qualify for hedge accounting; (xi) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (xii) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (xiii) we are subject to any future changes in government regulation; (xiv) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xv) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets – (Unaudited)

(dollars in thousands, except per share data)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$27,498	$34,733
Accounts receivable (net of allowance for doubtful accounts of $12,817 at March 31, 2009 and $14,937 at December 31, 2008)	76,649	94,049
Inventories	84,565	85,543
Prepaid expenses	4,130	4,844
Other current assets	16,606	14,938

Total current assets	209,448	234,107
Property and equipment, net	366,236	384,590
Goodwill	151,038	155,205
Intangible assets	29,678	32,129
Other assets	4,567	5,541

Total assets	$760,967	$811,572

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$28,000	$—
Accounts payable	35,184	53,076
Accrued expenses	77,155	83,139
Current maturities of long-term debt	23,740	39,687

Total current liabilities	164,079	175,902
Long-term debt, net of current maturities	557,596	577,270
Deferred and long-term taxes	10,900	13,358
Pension, other postretirement and postemployment obligations	63,621	67,029
Other long-term liabilities	4,885	5,594
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of March 31, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 48,876,182 and 46,257,772 shares outstanding as of March 31, 2009 and December 31, 2008, respectively	489	463
Paid-in capital	219,690	220,370
Accumulated deficit	(228,363)	(218,915)
Accumulated other comprehensive loss	(31,930)	(29,499)

Total stockholders’ deficit	(40,114)	(27,581)

Total liabilities and stockholders’ deficit	$760,967	$811,572

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Net sales	$116,503	$158,987
Costs and expenses:
Cost of products sold	72,211	95,655
Selling	16,508	20,465
General and administrative	13,208	18,690
Restructuring and impairments	114	532
Research and development	2,720	3,003

	104,761	138,345

Income from operations	11,742	20,642
Interest expense	(16,314)	(25,415)
Interest income	357	194
Foreign exchange gain (loss)	(1,341)	3,509

Loss before provision for income taxes	(5,556)	(1,070)
Provision for income taxes	3,892	3,639

Net loss	$(9,448)	$(4,709)

Net loss per share:
Basic and diluted	$(0.19)	$(0.10)

Shares used in computing net loss per share:
Basic and diluted	48,863,512	46,048,667

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows – (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net loss	$(9,448)	$(4,709)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	161	471
Depreciation	9,205	10,889
Amortization of intangibles	583	1,114
Deferred financing cost amortization	1,536	1,095
Unrealized foreign exchange gain on revaluation of debt	(482)	(1,985)
Deferred taxes	633	(761)
Gain on disposition of property and equipment	(1,233)	—
Change in the fair value of interest rate swaps	398	12,156
Provision for bad debt expense	(1,634)	108
Change in assets and liabilities which provided (used) cash:
Accounts receivable	16,354	5,500
Inventories	(1,909)	(537)
Prepaid expenses	567	1,317
Other current assets	(34)	(2,170)
Accounts payable and accrued expenses	(21,292)	7,547
Deferred and other long term liabilities	(1,247)	(261)

Net cash (used in) provided by operating activities	(7,842)	29,774

Investing activities
Capital expenditures, gross	(6,983)	(12,103)
Proceeds from disposals of property and equipment	1,924	(33)

Net cash used in investing activities	(5,059)	(12,136)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	28,000	(837)
Principal payments on debt	(21,547)	(11,204)
Other	—	(108)

Net cash provided by (used in) financing activities	6,453	(12,149)

Effect of exchange rate changes on cash flows	(787)	1,313

Net (decrease) increase in cash	(7,235)	6,802
Cash and cash equivalents at beginning of period	34,733	24,218

Cash and cash equivalents at end of period	$27,498	$31,020

NON-GAAP LIQUIDITY MEASURES

We use EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist us in evaluating our liquidity and financial performance, specifically our ability to service indebtedness and to fund ongoing capital expenditures. Our credit facility includes covenants based on Adjusted EBITDA. If our Adjusted EBITDA declines below certain levels, we will violate covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) restructuring or related impairment costs (not to exceed $5.0 million in the aggregate for 2008 and in each year thereafter, (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (vii) non-cash charges resulting from the application of purchase accounting, (viii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (ix) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. For certain historical periods, the amended credit agreement specified Adjusted EBITDA is $35,610, $36,514 and $38,431 for the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007, respectively. For the quarter ended March 31, 2008, the amount reflects an increase of $800 over the originally disclosed amount in the first quarter of 2008, related to the transition to the new Chief Executive Officer. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

The following table provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
(in thousands)	2009	2008
Net loss	$(9,448)	$(4,709)
Income tax provision	3,892	3,639
Interest expense, net	15,957	25,221
Depreciation and amortization	9,788	12,003

EBITDA	20,189	36,154
Unrealized foreign exchange gain on indebtedness, net (B)	—	(1,985)
Amendment/termination costs (D)	—	800
Change in fair value of interest rate swaps (C)	(398)	—
Change in fair value of other derivatives	—	(2,126)
Restructuring expenses	114	532
Growth program costs (A)	—	1,764
Inventory write-offs under restructuring programs	103	—
Non-cash compensation and related expenses	161	471

Adjusted EBITDA	$20,169	$35,610

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the three months ended March 31, 2008 include expenses incurred for the Company’s lean manufacturing initiatives, expansion into Vietnam and other such programs.

(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, unrealized foreign exchange gains and losses on indebtedness are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility agreement, as amended on May 30, 2008, interest expense added back to calculate Adjusted EBITDA excludes, for periods beginning after the quarter ended March 31, 2008, the effect of any non-cash gains and losses resulting from the marking to market of hedging obligations that has been charged to interest expense. Had this amended definition been in place for all periods presented, Adjusted EBITDA would have been $12,000 lower for the three months ended March 31, 2008.
(D)	Amendment/termination costs include an $800 increase to Adjusted EBITDA for the first quarter of 2008, in accordance with the agreement with our lenders.